EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-39642, 333-68032 and 333-81334), Form S-4 (File Nos. 333-106932 and 333-115821) and Form S-8 (File Nos. 333-62891, 333-63430, 333-76254, 333-86161, 333-100814, 333-104601 and 333-113512) of Amkor Technology, Inc. of our report dated January 15, 2003, relating to the financial statements of Amkor Technology Philippines, Inc. (formerly Amkor Technology Philippines (P1/P2), Inc.) which appears in this Form 10-K/A.

/s/ SyCip Gorres Velayo & Co.

Makati City, Philippines
June 3, 2005